Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DELANCO BANCORP INC.

ARTICLE I

Name

The name of the corporation is Delanco Bancorp Inc. (the “Corporation”).

ARTICLE II

Purpose

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (“BCA”).

ARTICLE III

Capital Stock

Section 3.01. Authorized Stock. The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 25,000,000, of which 20,000,000 are to be shares of common stock, $0.01 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, $0.01 par value per share. Authorized shares may be issued by the Corporation without the approval of shareholders except as otherwise provided in this Article III or the rules of a national securities exchange, if applicable. Shares may be issued for such consideration as shall be fixed from time to time by the board of directors.

A description of the different classes and series of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series of capital stock, and the relative voting, dividend, liquidation and other rights, preferences, and limitations thereof, are as follows:

Section 3.02. Common Stock. Except as provided in this Certificate of Incorporation (this “Certificate”), the holders of the common stock shall exclusively possess all voting power and each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, the Corporation may, by resolution of its board of directors, pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Section 3.03. Preferred Stock. The shares of preferred stock may be issued from time to time in one or more series. The board of directors of the Corporation is authorized to divide the preferred stock into series and to determine the designation, number, relative rights, preferences and limitations of any series of preferred stock by amendment to this Certificate. The board of directors may change the designation or number of shares, or the relative rights, preferences and limitations of the shares of any theretofore established series no shares of which have been issued.

Section 3.04. Limitation on Voting Rights.

1. Notwithstanding any other provision of this Certificate, in no event shall any record owner of any outstanding common stock which is Beneficially Owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, Beneficially Owns in excess of 10% of the then-outstanding shares of common stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit, unless a majority of the Unaffiliated Directors (as hereinafter defined) shall have by resolution granted in advance such entitlement or permission. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock Beneficially Owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both Beneficially Owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock Beneficially Owned by such person owning shares in excess of the Limit.

2. The following definitions shall apply to this Section 3.04.

(a) “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate.

(b) “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate; provided, however, that a person shall, in any event, also be deemed the “Beneficial Owner” of any common stock:

(1) which such person or any of its Affiliates Beneficially Owns, directly or indirectly; or

(2) which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the Beneficial Owner); or

(3) which are Beneficially Owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that (i) no director or officer of this Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any common stock Beneficially Owned by any other such director or officer (or any Affiliate thereof), and (ii) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to Beneficially Own any common stock held under any such plan.

For purposes of computing the percentage Beneficial Ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this subparagraph 2(b), but shall not include any other common stock which may be issuable by the Corporation pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only common stock then outstanding and shall not include any common stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

(c) A “person” shall mean any individual, firm, corporation, or other entity.

(d) “Unaffiliated Director” means any member of the board of directors who is not an Affiliate of the person Beneficially Owning shares in excess of the Limit and was a member of the board of directors prior to the time that such person Beneficially Owned shares in excess of the Limit, and any director who is thereafter chosen to fill any vacancy of the board of directors or who is elected and who, in either event, is not an Affiliate of the person Beneficially Owning shares in excess of the Limit and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then on the board of directors.

3. The board of directors shall have the power to construe and apply the provisions of this Section 3.04 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of common stock Beneficially Owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provision of this Section 3.04 to the given facts, or (v) any other matter relating to the applicability or effect of this Section 3.04.

4. The board of directors shall have the right to demand that any person who is reasonably believed to Beneficially Own common stock in excess of the Limit (or holds of record common stock Beneficially Owned by any person in excess of the Limit) supply this Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who is reasonably believed to own shares in excess of the Limit, and (ii) any other factual matter relating to the applicability or effect of this Section 3.04 as may reasonably be required of such person.

5. Except as otherwise provided by law or expressly provided in this Section 3.04, the presence, in person or by proxy, of the holders of record of shares of capital stock of this Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section 3.04) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders.

6. Any constructions, applications, or determinations made by the board of directors pursuant to this Section 3.04 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon this Corporation and its shareholders.

7. If any provision (or portion thereof) of this Section 3.04 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section 3.04 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken here from or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Section 3.04 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including shareholders owning an amount of stock over the Limit, notwithstanding any such finding.

ARTICLE IV

Non-Unanimous Shareholder Consents; Cumulative Voting

The power of shareholders to take action by non-unanimous consent is specifically denied. There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation.

ARTICLE V

Directors

Section 5.01. General. The business and affairs of the Corporation shall be managed by or under the direction of its board of directors, except as this Certificate or the BCA otherwise provides; provided that any limitations on the board of director’s management or direction of the affairs of the Corporation shall reserve the directors’ full power to discharge their fiduciary duties.

Section 5.02. Number. Except as to the number of directors constituting the first board of directors, the number of directors of the Corporation shall be fixed from time to time exclusively by the board of directors by resolution adopted by a majority of the total number of the Corporation’s directors; provided that a decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

Section 5.03. Initial Directors. The number of directors constituting the first board of directors shall be five. The names of the persons who are to serve as the members of the first board of directors, until the first annual meeting of shareholders and until their successors shall have been elected and qualified, are:

James E. Igo

Thomas J. Coleman

John A. Latimer

James W. Verner

Renee C. Vidal

The mailing address of each initial director is 615 Burlington Avenue, Delanco, New Jersey, 08075.

Section 5.04. Classified Board; Terms. At the first annual meeting of shareholders for the election of directors, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of the shareholders after their election, the term of office of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of the third class to expire at the third annual meeting of shareholders after their election. At each annual meeting of the shareholders following the initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, or for such term of office as the board of directors may determine is required to maintain the classes as nearly equal in number as reasonably possible. Each director shall hold office for the term he or she was elected and until his or her successor shall have been duly elected and qualified.

Section 5.05. Removal. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation, one or more or all of the directors of the Corporation may be removed for cause, at any time, by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. In addition, the board of directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. Directors may not be removed without cause.

Section 5.06. Certain Duties of Directors. In discharging his or her duties to the Corporation and in determining what he or she reasonably believes to be in the best interest of the Corporation, a director may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the action on the Corporation’s employees, suppliers, creditors and customers; (b) the effects of the action on the communities in which the Corporation operates; and (c) the long-term as well as the short-term interests of the Corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the Corporation. If on the basis of the factors described in this Section 5.06 the board of directors determines that any proposal or offer to acquire the Corporation is not in the best interest of the Corporation, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

ARTICLE VI

Certain Shareholder Vote Requirements

Section 6.01. Amendment of Certificate of Incorporation. Except as otherwise required by the BCA, the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote shall be required to approve the amendment of this Certificate, except that (a) any amendment of Sections 3.04, 5.04 or 5.06, or Articles VI, VII, VIII or IX of this Certificate shall require the affirmative vote of at least two thirds of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote (considered for this purpose as one class), and (b) the board of directors, without any action by the shareholders, may amend this Certificate to the fullest extent allowed under the BCA.

Section 6.02. Business Combinations. To the extent that shareholder approval is required by the BCA, any merger, consolidation, liquidation, or dissolution of the Corporation or any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation (for purposes of this Section 6.02, a “Business Combination”) shall require the affirmative vote of the holders of at least two thirds of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote. The provisions of this Section 6.02 shall not apply to a particular Business Combination, and such Business Combination shall require only such shareholder vote, if any, as would be required under the BCA, if such Business Combination is approved by two-thirds of the entire board of directors of the Corporation.

ARTICLE VII

Elimination of Directors’ and Officers’ Liability

Directors and officers of the Corporation shall have no personal liability to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, provided that this Article VII shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective. If the BCA is amended to further limit the personal liability of directors and officers, then such liability will be limited to the fullest extent permitted under the law.

ARTICLE VIII

Indemnification

The Corporation shall indemnify to the fullest extent required or permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative or spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article VIII shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article VIII shall survive the termination of such person as any such director, officer, trustee, member, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article VIII shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article VIII, except for proceedings to enforce rights provided in this Article VIII, the Corporation shall not be obligated under this Article VIII to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article VIII, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the board of directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article VIII on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article VIII.

Nothing in this Article VIII shall limit the power of the Corporation or the board of directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article VIII.

ARTICLE IX

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a vote of two-thirds of the full board of directors present at a legal meeting held in accordance with the provisions of the Bylaws. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the affirmative vote of at least two thirds of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE X

Registered Office

The address of the Corporation’s registered office in the State of New Jersey is 615 Burlington Avenue, Delanco, New Jersey 08075. The name of the Corporation’s registered agent at such address is James E. Igo.

ARTICLE XI

Incorporator

The name and mailing address of the incorporator is Aaron M. Kaslow, Esq., c/o Kilpatrick Townsend & Stockton LLP, 607 14th Street, Suite 900, Washington, DC 20005.

THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the New Jersey Business Corporation Act, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this the 3rd day of June, 2013.

/s/ Aaron M. Kaslow
Aaron M. Kaslow
Incorporator